December 3, 2012

Paul Harland
POB 563
Valley City OH 44280

Dear Paul:

This revised letter supercedes the prior letter dated November 28, 2012.

This letter, upon your signature, will constitute the agreement (herein “Agreement”) between you and Shiloh Industries, Inc. (hereinafter “Company”) on the terms of your separation from employment.

You understand and agree that you would not be entitled to all of the consideration set forth below and that this consideration is available to you only in return for your acceptance of this Agreement. This Agreement is offered to you to resolve any and all matters and issues relating to your service with the Company and your separation from employment. Also, even if you do not sign this Agreement, you will be paid your earned salary and any accrued and unused vacation pay through the date of your employment termination. Also, irrespective of whether you sign, you will be entitled to your previously vested benefits under the Company's pension plan, if applicable.

Therefore, in exchange for the consideration described below, the parties agree as follows:

1.	Termination Date

Your employment with the Company is terminated effective December 9, 2012.

2.	Salary Continuation

The Company will provide you with the following:

(a)	The Company will pay you your regular base weekly salary, less applicable withholding taxes and deductions for a period of fourteen (14) weeks by way of salary continuation.

(b)
Payments under paragraph 2(a) will be made on the Company's regular paydays and in accordance with the Company's payroll policies. Payments will begin after the “Effective Date” of this agreement, as defined in paragraph 15.

(c)	Should you not be employed at the end of the fourteen (14) weeks, as shown in 2(a) above, and you apply for and are paid unemployment benefits, the Company will not contest such payments.

3.	Health Insurance Benefits

(a)	This Agreement will not affect your right to health insurance benefits for claims arising before its effective date.

(b)
Beginning on December 9, 2012, the Company will pay your COBRA premiums for your health insurance coverage under the Company's health insurance plan for fourteen (14) weeks (until March 17, 2013) or until such time you become covered by another health insurance plan, whichever occurs first.

(c)
The Company will only pay the COBRA premiums stated in paragraph 3(a) above, provided you properly elect continued coverage under COBRA and notify the Company of this election. In this regard you will receive by separate letter the information regarding your rights to continue your health insurance coverage under the Federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”) of Title I of the Employment Retirement Income Security Act of 1974 ("ERISA").

At the time the Company-paid COBRA coverage ends, you may, if eligible, continue coverage at your own expense in accordance with COBRA regulations or you may discontinue your coverage under COBRA. Nothing in this Agreement will impair any rights you may have under COBRA.

4.	Other Benefits

(a)
Independently of this Agreement, any monies in your Cash Balance and 401(k) accounts due you will be provided to you, as requested, in accordance with the terms of the Company's Plan documents and ERISA.

(b)	Any and all benefits provided to you beyond your termination date are subject to the various terms of the benefit Plans as may be modified, changed or deleted from time to time.

(c)	Except as described herein all other Company benefits will end on your Termination Date described in paragraph 1 above.

5.    Notification of Future Employment and Benefit Coverage

(a)	You agree that you have an affirmative obligation to notify the Company's HR Manager or his or her designee in writing within three (3) days of your beginning any employment as described herein.

(b)	You also agree to notify the Company in writing within three (3) days of your enrollment and coverage under another health insurance plan.

6.	Release and Waiver

In return for the above monies to be paid and benefits to be provided by the Company, the sufficiency of which is hereby acknowledge by you, you agree on behalf of yourself, your heirs, administrators, executors and assigns to waive, release and promise never to assert any or all claims that you have or might have, based upon any occurrence on or before the effective date of this Agreement, against the Company, its predecessors, parent corporations, subsidiaries, affiliates, related entities, officers, directors, shareholders, agents, attorneys, employees, successors, or assigns, arising from or related to your employment and/or the termination of your employment.

These claims include, but are not limited to: any and all claims, causes of action, suits, claims for attorneys' fees, damages or demands; all claims of discrimination, on any basis, including, without limitation, claims of race, sex, age, ancestry, national origin, religion and/or disability discrimination; any and all claims arising under federal, state and/or local statutory, or common law, such as, but not limited to, Title VII of the

Civil Rights Act, as amended, including the amendments to the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, any State laws against discrimination; any and all claim arising under any other state and/or local anti-discrimination statute and the law of contract and tort; and any and all claims, demands and cause of action, including, but not limited to, breach of public policy, unjust discharge, wrongful discharge, intentional or negligent infliction of emotional distress, misrepresentation, negligence or breach of contract. You further waive, release, and promise never to assert any such claims, even if you presently believe you have no such claims.

7.	Covenant Not to Sue

You also agree that you will not initiate or pursue any complaint or charge against the Company or its affiliates with any local, state or federal agency or court for the purpose of recovering damages on your own behalf for any claims of any type you might have against the Company based on any act or event occurring on or before the effective date of this Agreement, including claims based on future effects of any past acts. You also represent that you have not filed or initiated any such complaint or charge against the Company or any Company affiliate, and you acknowledge that the Company is relying on such representations in entering into this Agreement with you.

You understand that the claims you are releasing do not include rights or claims which may arise out of acts occurring after the effective date of this Agreement which do not in any way relate to the facts and circumstances of this Agreement, the termination of your employment, or to your employment relationship with the Company.

You also understand that the above provisions do not preclude you from instituting a proceeding to enforce the terms of this Agreement, or from challenging the validity of this Agreement.

8.	Non-Admission

You understand and agree that neither you nor the Company make any admission of any failing or wrongdoing by entering into this Agreement. You understand that the Company is not offering this Agreement because it believes that you have any valid legal claims against the Company. Instead, this Agreement is offered to provide you with additional compensation upon your employment termination.

9.    Company Property and Information

You represent that you have returned to the Company any and all property of the Company, including, but not limited to all keys, office equipment, documents, records, customer files, written materials, electronic information, credit cards bearing the Company's name, and information you have about the Company's practices, procedures, trade secrets, customer lists, or product lists or product marketing. You further agree not to divulge or reveal any trade secret or confidential information of the Company, including but not limited to, processes, procedures, formula or designs, or business plans, financial or pricing information or customer lists. You further represent that you retain no copies of any Company confidential documents or information, and will make no attempt to acquire such documentation in the future.

10.    Non-Disclosure/Confidentiality

You agree not to at anytime divulge, disclose or communicate to any person, firm or corporation, the existence of or any terms of this Agreement or the circumstances relating to it except as may be necessary to effectuate the terms of this Agreement. Nothing herein however, shall preclude you from disclosing the terms of this Agreement to your attorney or any other such professional who has a need for such information as part of their professional responsibilities to you, or to members of your immediate family, or as required by law, provided that the confidentiality obligations of this Agreement shall apply to all such individuals to whom disclosure is made by you and provided further that you shall advise all such individuals of the confidentiality obligations of this Agreement. Further, this confidentiality provision shall not be construed to prohibit any disclosure lawfully required or ordered by any state or federal administrative agency or court of law.

11.    Non-Disparagement

You agree not to make any statements, whether written or oral, nor take any action, which would result in the injury or impairment of the reputation or goodwill of the Company. You will refrain from making any critical or disparaging statements about the Company, its employees, officers, directors, or products.

12.    Rights upon Breach

You understand and agree that in the event you breach any of your obligations under this Agreement or as otherwise imposed by law, the Company will pursue its rights as allowed by law to recover the benefits paid under the Agreement and to obtain all other relief provided by law or equity including attorneys' fees.

13.    Future Employment with the Company

You understand that the Company does not intend to reinstate you to employment and that the Company shall have no obligation to consider you for future employment at any time hereafter.

14.    Future Assistance

You agree that you will, following your separation from employment, cooperate with and lend all reasonable assistance to the Company should the Company request such cooperation or assistance regarding any matter relevant to your duties while employed with the Company. For its part, the Company agrees to reimburse you for all out-of-pocket expenses reasonably and necessarily incurred in providing such cooperation and assistance.

15.    Period of Review and Effective Date

You understand that you have twenty-one (21) calendar days from your receipt of this Agreement to review and consider this Agreement. You further understand that you do not have to wait the entire twenty-one (21) day period, but may sign this Agreement at any time during the twenty-one (21) day period. The Company advises you to consult with an attorney before signing this Agreement.

To accept the Agreement, please date and sign this letter and return it to me. (An extra copy for your files is enclosed.) Once you do so, you will have an additional seven (7) days in which to revoke your acceptance. To revoke, you must deliver to me a written statement of revocation by hand-delivery or registered mail, return receipt requested. I must receive this revocation by the close of business on the seventh (7th) day after you have signed this letter. If you do not revoke, the eighth day after the date of your acceptance will be the "“Effective Date” of this Agreement.

In the event you decline to accept the terms of this Agreement, it shall have no force or effect, and neither its terms, nor any of the discussions of the parties relative to its negotiation shall be admissible in any court or arbitration proceeding.

16.    Governing Law

To the extent governed by the law of any State, this Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Ohio. If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

17.    Entire Agreement

This Agreement, which consists of seven (7) typewritten pages, sets forth the entire Agreement between you and the Company concerning the matters discussed herein. Any and all Agreements you may have had with the Company, with the sole exception of its Conflict of Interest Policy and Intellectual Property Agreement and accompanying First Amendment to the Intellectual Property Agreement, are superseded by this Agreement and shall not be valid or enforceable in any respect. This Agreement may not be changed orally, but only by agreement in writing signed by the parties.

Paul, I wish you every success in your future endeavors.

Sincerely,

Shiloh Industries

________________________________
Gary Kupec
Executive Director, Human Resources

By signing this revised letter, consisting of this and six (6) other pages, I acknowledge that no promise or inducement has been offered to me to enter into this Agreement, except as expressly set forth herein, and that this Agreement is executed without reliance upon any statements or representations by the Company, except as expressly provided herein. I further acknowledge that: I have had sufficient time to consider this Agreement before signing it; I have carefully read this Agreement; I have had the opportunity to discuss this Agreement with an attorney of my own choosing before signing; I fully understand the terms of this Agreement, including my waiver of claims against the Company and the pay and benefits to be provided to me by the Company; and I am entering into this Agreement voluntarily.
Signature: _____________________________
Paul Harland

                         Date: _________________________________